Exhibit 99.1

NEWS

INDUSTRY VETERAN, HARTMUT LIEBEL JOINS SANMINA AS PRESIDENT AND CHIEF OPERATING OFFICER

San Jose, CA — July 8, 2019.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced Hartmut Liebel, 56, has joined the Company as President and Chief Operating Officer.

Mr. Liebel brings over 20 years of experience in operational and financial leadership roles in the technology industry. He most recently served as President and Chief Executive Officer of privately owned iQor, a leading global provider of intelligent customer interaction and product outsourcing solutions.

Mr. Liebel previously spent over ten years at Jabil Inc. in various leadership roles including Chief Executive Officer of Aftermarket Services.  Mr. Liebel’s portfolio of technology and financial industry experience also includes Director, Business Development at Artesyn Technologies; Assistant Treasurer at WR Grace; and Vice President, Currency and Derivatives at Continental Bank.

“Hartmut has an impressive strategic and operational execution track record,” said Michael Clarke, Sanmina’s Chief Executive Officer.  “His extensive background in the EMS industry successfully transforming businesses through diversification and operational excellence with a focus on profitable growth comes at an opportune time for Sanmina.  Hartmut’s wealth of experience will be invaluable as we continue to grow in new markets and technologies. It’s a privilege to have someone of Hartmut’s caliber join the Sanmina team,” stated Mr. Clarke.

Mr. Liebel earned a bachelor’s degree in marketing from Flagler College in Florida, and an MBA from the University of Notre Dame, Mendoza College of Business in Indiana. He is a CFA charterholder.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Bombino

Vice President, Investor Relations

(408) 964-3610